Exhibit 10.3

December 1, 2005

Mr. Dean M. DiMaria
5 Farm Field Ridge Road
Sandy Hook, CT 06482

Dear Dean:

It gives me great pleasure to offer you the position of Vice President, Sales & Marketing, reporting directly to Paul Intlekofer, Chief Operating Officer and CFO. Your primary responsibility will be the sale of Chromax® chromium picolinate finished products ("Finished Products") to the Food, Drug, Mass and Club (FDMC) channels.

This sets forth the terms and conditions that apply to your PERIOD OF EMPLOYMENT and is conditioned upon your acceptance:

START DATE: Your effective date of employment will be December 1, 2005.

COMPENSATION: You will be an exempt full-time employee with a salary of $190,000 annually, paid every 2 weeks. You will also receive a car allowance of $6,000 annually, paid every 2 weeks.

BONUS: You will eligible to receive a bonus equal to 2% of net payments received from the FDMC channels for Finished Products. The bonus will be paid quarterly within thirty (30) days after the end of each calendar quarter. The bonus is subject to a maximum payment of $110,000 in any calendar year.

STOCK OPTION PLAN: You will be eligible to participate in a Company Stock Option Plan in accordance with the prevailing terms and conditions of the Plan. You will be granted options to purchase 160,000 shares of the Company's common stock at a price per share equal to the closing price of the stock on your employment date. You will receive a copy of your Award Agreement, which describes the terms and conditions of the grant, including your purchase price per share (exercise price). Such stock options shall vest and be exercisable as to 25% of such shares on your date of employment, and an additional 25% of such shares on each of the first, second and third anniversaries of your date of employment.

SEVERANCE: In the event that your employment is terminated by the Company for any reason other than for "Cause", you will be entitled to severance benefits equal to 26 weeks of your base salary paid at the Company’s option, either as a lump sum or over a 26 week period from the date of your termination, subject to your agreeing to a General Release and related terms in form and substance agreeable to the Company.

For purposes of your employment agreement, "Cause" means:

(i)	fraud, embezzlement or gross insubordination on the part of the employee;
(ii)	conviction of any felony or any crime involving moral turpitude;
(iii)
a breach of, or failure or refusal by the employee to perform and discharge his duties, responsibilities and obligations as set forth by the Company’s Chief Operating Officer that is not corrected within thirty (30) days following written notice by the Company to the employee stating with specificity the nature of the breach, failure or refusal; or

(iv)	a breach of, or failure or refusal by the employee to perform and discharge his duties, responsibilities and obligations in accordance with the Company’s Standards of Business Conduct; or
(v)
any act of moral turpitude or misconduct or gross neglect by employee that is intended to result in personal enrichment of the employee at the expense of the Company or has an adverse impact on the business or reputation of the Company.

OTHER BENEFITS: Coverage under group insurance plans provided by the Company to employees generally will be provided to you in accordance with the terms and conditions of the plans, e.g.., medical, dental, life insurance, and short and long term disability, are effective on the first of the month following your date of hire. Company sponsored 401(k) savings plan ("Plan") will be provided in accordance with the terms and conditions of the Plan. The Company provides a 100% match on your contributions to the 401(k) plan up to 6% of your salary and bonus, and in addition to health, medical and other insurance plans, the Company provides a non-contributory vision plan. Fitness center membership is offered to you on your first day of service.

VACATION: Annual paid vacation will be four weeks and shall accrue according to Company policy.

PERIOD OF EMPLOYMENT: Employment with the Company remains on an "at-will" basis. This means that both the Company as well as you can terminate your employment at any time. Should you terminate your employment for any reason, you agree not to hire any employee of the Company, nor induce any employee of the Company to leave the Company for a period of two years following your termination.

The Company makes no implied or expressed contract concerning termination of your employment, except as stated in this letter, and no such additional contract may be implied or construed unless provided in writing and signed on behalf of the Company by an Officer of the Company. Your signature below confirms agreement that this arrangement supersedes any previous understanding.

INVENTIONS AND CONFIDENTIALITY: It is a requirement of your new position that you sign an Invention and Secrecy Agreement (a copy of which is attached) which requires that all inventions that fall within the scope of the Company's business shall belong to the Company, that all information relating to your employer and its customers, not generally known to the public, will be treated as confidential and proprietary to the employer and should not be disclosed to any person during or after the employment period without written permission from the employer except where necessary and appropriate in the normal course of your duties for the Company, and that you will not engage in competitive activities during the term of your employment.

Please sign this letter below where indicated, initial each page and return to me.

Dean, we look forward to working with you in meeting the many challenges that lie ahead.

Sincerely,

/s/ Paul Intlekofer

Paul Intlekofer

I accept this offer of employment on the conditions outlined above.

Signed: __/s/ Dean DiMaria_____________________   Date: 12/1/05
                  Dean M. DiMaria